SUPPLEMENT TO ADMINISTRATION AGREEMENT


                                                              September 27, 2001


         Pictet Funds, a Massachusetts business trust (the "Trust"), hereby supplements its Administration Agreement dated October 3, 1995 (the
"Administration Agreement") with PFPC Inc., a Delaware corporation (the "Administrator"), to provide the services as described under the Administration Agreement for Pictet Global Water Fund (the "Fund"). Schedule A to the Administration Agreement is revised in the form attached hereto.

         Fees to be paid by the Trust to the Administrator with respect to the New Fund will be made in accordance with the Fee Letter Agreement dated October 3, 1995 among the Trust, the Administrator and PFPC Inc., as amended to date. Such Fee Letter Agreement is referenced in the Administration Agreement.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Supplement by signing and returning the enclosed copy of this Supplement.

                                             Very truly yours,

                                             PICTET FUNDS



                                             By:/S/ Jean G. Pilloud
                                                -----------------------------
                                                Authorized Signature

Accepted and Agreed to:

PFPC INC.


By:/S/ Neil J. Andrews
   ---------------------
   Authorized Signature



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                   SCHEDULE A (as revised September 27, 2001)


                         SERIES AND CLASSES OF THE TRUST


         Pictet Global Emerging Markets Fund (with one class of shares) Pictet International Small Companies Fund (with two classes of shares)
           Pictet Eastern European Fund (with two classes of shares)
             Pictet European Equity Fund (with one class of shares)
          Pictet International Equity Fund (with one class of shares)
              Pictet Global Water Fund (with one class of shares)